Exhibit 10.14

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) effective as of February 1, 2004, between SARAH C. GARVIN, of Seabrook, Harris County, Texas (“Garvin”), DYNACQ HEALTHCARE, INC., a Delaware corporation (“Dynacq”) (formerly, Dynacq International, Inc., a Nevada corporation (“Dynacq–Nevada”)), and DOCTORS PRACTICE MANAGEMENT, INC., a Texas corporation and a wholly-owned subsidiary of Dynacq (“DPM”).

RECITALS:

WHEREAS, Garvin entered into that Employment Agreement (the “Original Employment Agreement”), effective December 6, 2000, between Garvin, as an employee, and Dynacq–Nevada, as the employer, and in connection with the Original Employment Agreement Dynacq–Nevada made an incentive stock option grant to Garvin of options (the “Stock Options”) to purchase 100,000 shares (subsequently, 200,000 shares after a 2-for-1 stock split) of Dynacq’s common stock, $.001 par value (“Stock”) pursuant to that Incentive Stock Option Agreement (Pursuant to Dynacq International, Inc. Year-2000 Stock Incentive Plan) (the “Stock Option Agreement”); and

WHEREAS, under the terms of the Stock Option Agreement all Stock Options have vested and have been exercised by Garvin, with the exception of Stock Options covering the remaining 80,000 shares of Stock which vested and became exercisable on December 5, 2003 but have not yet been exercised; and

WHEREAS, Dynacq–Nevada changed its name to Dynacq Healthcare, Inc. and became reincorporated in the State of Delaware; and

WHEREAS, after the expiration of the 3-year term of the Original Employment Agreement, Garvin entered into a new employment arrangement pursuant to that Employment Agreement, dated December 19, 2003 (the “Second Employment Agreement”), between Garvin, as employee, and DPM, as employer; and

WHEREAS, Garvin, DPM and Dynacq are agreeable to changing Garvin’s status as an employee under the Second Employment Agreement to that of consultant under the terms and provisions of this Agreement, to terminating the Second Employment Agreement, all to be effective as of February 1, 2004.

NOW THEREFORE, in consideration of Five Dollars ($5.00) cash in hand paid by each party hereto to the other, the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Garvin, DPM and Dynacq hereby agree as follows:

1. Consulting Services; Location; Other Activities or Employment.

A. Effective February 1, 2004, Garvin shall hold herself available to provide consulting services to DPM, as may be requested by DPM from time to time during the term of this Agreement, involving the field of Garvin’s expertise in the acquisition, leasing and operation of surgical hospitals, including but not limited to the referral, as Garvin may determine in her sole discretion, of any acquisition and leasing leads to DPM and Dynacq for their consideration, and assistance with feasibility studies related to such leads as may be requested by DPM and/or Dynacq, and holding herself available for providing information or assistance regarding current hospital operations and strategic models for DPM. Garvin shall provide the consulting services provided hereunder at such times and upon such schedules as shall be determined by her in her sole discretion, except as may be otherwise mutually agreed upon in connection with a particular consulting assignment.

B. Garvin may render the consulting services pursuant to this Agreement from an office situated in any location of her own choosing, within or outside of the State of Texas, including but not limited to the State of Georgia; and the reasonable expenses of any travel away from such office incurred by Garvin in connection with consulting services rendered hereunder shall be reimbursed by DPM in accordance with the usual and customary practices of DPM, provided that such expenses are reimbursable only to the extent that they are incurred due to a specific request by Dynacq and/or DPM and the amounts thereof are approved in advance by Dynacq and/or DPM.

C. Garvin shall not be expressly or impliedly restricted or prohibited by virtue of this Agreement or the relationship created hereby from engaging in other activities or business ventures of any kind or character whatsoever. Garvin shall have the right to be employed by, to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description, including activities and business ventures in direct competition with DPM or Dynacq, provided, however, that, except as otherwise provided in this Agreement, Garvin shall not compete, directly or indirectly, with Dynacq, DPM, and/or any of its subsidiaries or affiliates in the ownership or operation of, or consulting for, ambulatory surgery centers and/or hospitals of any type (individually, a “Project”) within a twenty-five (25) mile radius of any location where the Company or any of its affiliates currently operates or currently intends to operate, namely, Vista Community Medical Center, LLP, Vista Surgical Center West, LLC, Vista Hospital of Dallas, L.P., Vista Hospital of Baton Rouge, LLC, Georgia Baptist Meriwether Hospital and Nursing Home, and/or Riverstone Hospital Partners, L.L.P., for the period of duration of the consulting relationship under this Agreement, but no longer (this proviso concerning non-competition is sometimes hereinafter referred to as the “Noncompetition Clause”). In the event that within the period of twelve (12) months after the effective date of this Agreement, the Company or any of its affiliates should give written notice to Garvin that it does not intend to further pursue development of any one of the Projects named in the preceding Noncompetition Clause which it does not presently operate but currently intends to operate, each such Project shall thereafter be deleted from and shall not be included in the list of Projects in the Noncompetition Clause Garvin shall not be obligated by virtue of this Agreement to present any particular business opportunity to DPM or Dynacq even if such opportunity is of a character that, if presented to DPM or Dynacq, could be taken, pursued or developed by either of DPM or Dynacq. Garvin shall have the right to take, pursue and develop any such opportunity for her own account (individually or as a partner, member, shareholder, fiduciary or otherwise) or to present or recommend it to any third party, except as otherwise prohibited by this paragraph. Should Garvin violate the terms of this Noncompetition Clause, as determined pursuant to the terms and provisions of Paragraph 11 of this Agreement, the consulting relationship of Garvin hereunder shall be terminated effective as of such determination, and Dynacq shall be entitled to exercise all appropriate legal remedies. In such event, DPM and/or Dynacq shall have no further obligation to make any further payments to Garvin; and Garvin’s obligations under the Noncompetition Clause shall terminate.

2. Term. The term of Garvin’s engagement as a consultant under this Agreement shall be for a period of thirty (30) months commencing February 1, 2004 and ending August 31, 2006, unless such engagement is sooner terminated as provided in this Agreement.

3. Compensation; Expenses; Termination of Consulting Relationship.

A. As compensation for her consulting services and for holding herself available to render her consulting services hereunder, Garvin shall receive a fee (the “Consulting Fee”) in the aggregate sum of (i) One Hundred Eighty-Nine Thousand and No/100 ($189,000.00) for the first eighteen (18) months of the term of this Agreement, payable in the amount of Ten Thousand Five Hundred and No/100 Dollars ($10,500.00) per month, plus (ii) One Hundred Twenty Thousand and No/100 ($120,000.00) for the remaining twelve (12) months of the term of this Agreement, payable in the amount of Ten Thousand and No/100 Dollars ($10,000.00) per month. The monthly payments of the Consulting Fee shall be payable on the fifteenth day of each month, commencing on February 15, 2004. Additionally, Garvin shall be reimbursed for all travel, entertainment and other business expenses incurred in connection with her consulting services hereunder, provided that such expenses are reimbursable only to the extent that they are incurred due to a specific request by Dynacq and/or DPM and the amounts thereof are approved in advance by Dynacq and/or DPM.

B. DPM shall have the right at any time during the term of this Agreement to terminate the consulting relationship with Garvin hereunder; provided, however, that in such event DPM and Dynacq shall jointly and severally have the obligation to pay to Garvin the amount of the remaining unpaid balance of the Consulting Fee in full within thirty (30) days after such termination unless such termination results from Garvin’s violation of the Noncompetition Clause contained in sub-Paragraph 1.C. DPM and Dynacq, jointly and severally, shall have the obligation to pay to Garvin the full amount of the Consulting Fee provided in the foregoing sub-Paragraph 3.A. under any and all circumstances, regardless of her incapacity or other inability during the term of this Agreement to perform her obligations hereunder, unless the termination is due to the death of Garvin or results from Garvin’s violation of the Noncompetition Clause contained in sub-Paragraph 1.C.

C. Excluding termination resulting from a violation of the Noncompetition Clause contained in sub-Paragraph 1.C, in the event that any installment of the Consulting Fee should not be received by Garvin thirty (30) days after it is due and payable, then DPM shall be deemed to have terminated the consulting relationship with Garvin hereunder effective as of the date such installment was due and payable, and DPM and Dynacq shall jointly and severally be obligated to pay to Garvin the amount of the remaining unpaid balance of the Consulting Fee in full within an additional thirty (30) days. If the termination does result from a violation of the Noncompetition Clause contained in sub-Paragraph 1.C, DPM and/or Dynacq shall have no further obligation to pay any sum to Garvin.

D. Excluding termination resulting from a violation of the Noncompetition Clause contained in sub Paragraph 1.C, under which circumstances DPM and/or Dynacq would have no further obligation to pay any sum to Garvin, in the event that the remaining unpaid balance of the Consulting Fee should not be received by Garvin thirty (30) days after termination of the consulting relationship with Garvin pursuant to sub-Paragraphs 3.B, or 3.C hereunder, (i.e., in the case of sub-Paragraph 3.C, sixty (60) days after the delinquent installment was due), then both (i) the Noncompetition Clause contained in the second sentence of sub-Paragraph 1.C herein, and (ii) the provisions of the General Release by Garvin provided in sub-Paragraph 8.B herein, shall each terminate in their entirety and cease to be of any further force or effect. Also, in such an event, the provisions of the General Release by Dynacq and DPM provided in sub-Paragraph 8.A herein, shall also terminate in their entirety and cease to be of any further force or effect.

4. Termination of Second Employment Agreement.

A. Effective February 1, 2004, the Second Employment Agreement, and all terms and provisions and the employment relationship thereunder, will terminate and cease to be of any further force or effect, with the exception of Paragraph 5 styled “Confidential, Proprietary & Trade Secret Information”, Paragraph 6 styled “Release From Covenant Not To Compete Contained in the Original Employment Agreement”, and Paragraph 7 styled “Continuation of Indemnity Agreement”. From and after February 1, 2004, neither Garvin, Dynacq nor DPM shall have any further obligations or duties to the other pursuant the Second Employment Agreement, except as may be otherwise provided in this Agreement.

B. Effective February 1, 2004, Garvin shall cease to hold or occupy all positions as an officer of, or to hold any other positions or relationships with respect to Dynacq and of DPM, which might cause Garvin to be deemed an “affiliate” or an “officer” of Dynacq respectively under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any rules or regulations promulgated with respect to such laws, and shall hereafter be strictly a consultant under this Agreement and not an employee of either Dynacq or DPM.

C. For purposes of Garvin’s Stock Option Agreement, the change in Garvin’s status as an employee under the Second Employment Agreement to that of consultant under the terms and provisions of this Agreement shall be deemed a termination of Garvin’s employment “without cause”, and therefore Garvin shall have three (3) months from the effective date hereof to exercise her vested options thereunder.

5. Confidential, Proprietary, and Trade Secret Information. Garvin and DPM hereby agree that Garvin shall have a continuing duty to not disclose any confidential, proprietary, or trade secret information regarding Dynacq Healthcare, Inc. f/k/a Dynacq International, Inc., or any of its affiliates or subsidiaries obtained during the term of her employment under the Original Employment Agreement, under the Second Employment Agreement dated December 19, 2003, and/or during the term of this Consulting Agreement. Such information includes, but is not limited to, the operating results of individual healthcare facilities, employees’ compensation or other information, regulatory or legal issues, accounting and reporting matters and other information related to such companies’ operations and development plans.

Information shall be excluded from the term “confidential, proprietary, or trade secret information” that (i) has been published or is otherwise in the public domain at the time of the disclosure; (ii) becomes public through no fault of Garvin or of the party receiving such information; (iii) was already in the possession of Garvin prior to employment or engagement as a consultant hereunder or the party receiving such information is rightfully in possession thereof without knowledge of, or a breach of, any applicable confidentiality requirements or other restrictions; (iv) is obtained from a third party who is lawfully in possession of said information and is not subject to a contractual or fiduciary relationship to the party receiving or providing such information or any other person; or (v) is disclosed pursuant to a mandatory requirement of a governmental agency or by operation of law.

6. Release from Covenant Not To Compete Provisions Contained in the Original Employment Agreement. Except as otherwise provided herein, Dynacq and DPM agree that Garvin is hereby, and shall be, released from the terms and provisions of Section 15, styled “Covenant Not to Compete”, contained in the Original Employment Agreement, and all duties and obligations thereunder.

7. Continuation of Indemnity Agreement. From and after December 6, 2003, that Indemnification Agreement dated as of January 24, 2002, between Dynacq — Nevada and Garvin is hereby ratified and confirmed by Dynacq and DPM and shall continue to be in full force and effect and applicable to any and all matters arising prior to February 1, 2004.

8. General Releases.

A. Except as may be otherwise provided in sub-Paragraph 3.D hereunder, in consideration for Five and No/100 Dollars ($5.00) cash in hand, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Dynacq and DPM, each on behalf of itself and its respective predecessors, employees, agents, officers, directors, shareholders, representatives, attorneys, successors, insurers and assigns, and on behalf of any other persons claiming by, through or under Dynacq’s or DPM’s name, do each hereby waive, release, and relinquish their rights to and discharge, release and acquit Garvin, her agents, attorneys, successors, insurers and assigns, from any and all causes of action, claims, demands, debts, liabilities, expenses or costs of any kind and every character and nature whatsoever arising and accruing prior to February 1, 2004, including but not limited to any claims or rights, for known past events or acts, contingent or fixed, either in or arising out of the law of contracts, torts or property rights, whether arising under statutory law or common law, at law or in equity, with respect to her Original Employment Agreement and/or her Second Employment Agreement dated December 19, 2003, and Garvin’s employment relationship thereunder, and Garvin’s positions as an officer of Dynacq and/or DPM. Furthermore, except as may be otherwise provided in sub-Paragraph 3.D hereunder,_ Dynacq and DPM each jointly and severally agree to Indemnify and hold harmless Garvin, and all other persons or entities released by Dynacq and DPM above against the full amount of any liability, loss, claim, damage, or expense (including attorneys’ fees and any judgment required to be paid) in connection with any of the matters it has released in the event any person should assert against such released person or entity a claim under assignment or title derivative from Dynacq or DPM.

B. Except as may be otherwise provided in sub-Paragraph 3.D hereunder, in consideration for Five and No/100 Dollars ($5.00) cash in hand, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Garvin, on behalf of herself and her agents, attorneys, successors, insurers and assigns, and on behalf of any other persons claiming by, through or under Garvin’s name, do each hereby waive, release, and relinquish its rights to and discharge, release and acquit Dynacq Healthcare, Inc., f/k/a Dynacq International, Inc. (“Dynacq”), its subsidiaries, affiliates and parents and their independent contractors, agents, officers, directors, shareholders, representatives, attorneys, successors, insurers and assigns, from any and all causes of action, claims, demands, debts, liabilities, expenses or costs of any kind and every character and nature whatsoever arising and accruing prior to February 1, 2004, including but not limited to any claims or rights, whether known or unknown, contingent or fixed, either in or arising out of the law of contracts, torts or property rights, whether arising under statutory law or common law, at law or in equity. Furthermore, except as may be otherwise provided in sub-Paragraph 3.D hereunder, Garvin agrees to Indemnify and hold harmless Dynacq and its subsidiaries, affiliates and parents and all other persons or entities released by Garvin above against the full amount of any liability, loss, claim, damage, or expense (including attorneys’ fees and any judgment required to be paid) in connection with any of the matters Garvin has released in the event any person should assert against such released person or entity a claim under assignment or title derivative from Garvin.

9. Survivability of Certain Provisions. The terms and provisions of Sections 3, 5, 6, 7, 8, and 9 of this Agreement shall survive, for an indefinite period, the termination of Garvin’s consulting engagement hereunder and the term of this Agreement.

10. Notice. Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by depositing same in the mail, addressed to the party to be notified, postage prepaid, and registered or certified, with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received five (5) days after deposit in the mail as provided in the preceding sentence. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee. For purposes of notice the addresses of the parties shall be as follows:

If to DPM or Dynacq:	Doctors Practice Management, Inc. c/o Dynacq Healthcare, Inc. 10304 Interstate 10 East, Suite 369 Houston, Texas 77029 Attention: Philip Chan, President

If to Garvin:	Sarah C. Garvin 4010 Beechwood Drive Atlanta, Georgia 30327

Each party shall have the right, upon giving ten (10) days prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice. Failure of or delay in delivery of any copy of a notice shall not impair the effectiveness of any notice given to either DPM/Dynacq or Garvin.

11. Violation of Noncompetition Clause. The parties hereto agree that, in the event of a claim by DPM that Garvin has violated the Noncompetition Clause hereunder, and as a prerequisite to exercising its rights under this Agreement with respect to such violation, DPM must (i) immediately notify Garvin in writing, stating the specific factual allegations giving rise to the claim of such violation (for purposes of this Paragraph, the “Claim”), AND (ii) permit Garvin forty-five (45) days to either cure or disprove the breach. If Garvin shall not have cured or disproved the breach to the satisfaction of DPM and Dynacq within forty-five (45) days, DPM may terminate this Agreement. If Garvin does cure or disprove the breach within forty-five (45) days, this Agreement shall remain in force. All parties are required to exercise good faith in the performance, interpretation, and enforcement of the Noncompetition Agreement.

12. Miscellaneous.

(a) This Agreement sets forth the entire agreement of the parties hereto with respect to the consulting services and the other matters addressed herein and supersedes all previous agreements, understandings or negotiations with respect to the consulting services and the other matters addressed herein.

(b) The rights and obligations set forth in this Agreement may be amended, modified or supplemented only by a writing signed by each party hereto.

(c) A party hereto may waive a right under this Agreement only by a written waiver signed by the party. No failure to exercise or delay in exercising a right under this Agreement will constitute a waiver of that right.

(d) If any provision of this Agreement is found invalid, illegal or unenforceable, and the basis of the bargain between the parties is not thereby destroyed, the provision will be ineffective only to the extent of the invalidity, illegality or unenforceability, and the other provisions of this Agreement will remain in full force and effect.

(e) A party hereto may not assign its rights, and a party hereto may not delegate its obligations, under this Agreement unless it first obtains the written consent of the other parties. Any party, in its discretion, may withhold consent to any such assignment or delegation.

(f) Except as permitted under the foregoing Subsection (e), this Agreement will not inure to the benefit of any person other than the parties hereto.

(g) This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Texas without reference to the principles of conflicts of laws thereof; and exclusive jurisdiction and venue of any dispute arising hereunder shall lie in Harris County, Texas.

(h) This Agreement may be executed in multiple counterparts, each copy of which shall constitute an original document.

(i) Time is of the essence under this Agreement.

(Signature page follows)

EXECUTED this 6th day of February 2004, but effective as of the effective date first mentioned above.

DYNACQ:

DYNACQ HEALTHCARE, INC.

By:	/s/ Philip Chan
Philip Chan, Vice President & Chief Financial Officer

DPM:

DOCTORS PRACTICE MANAGEMENT, INC.

By:	/s/ Philip Chan
Philip Chan, President

GARVIN:

/s/ Sarah C. Garvin
Sarah C. Garvin